EXHIBIT 5




                                                       May 21, 1999


CONMED Corporation
310 Broad Street
Utica, New York 13501

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by CONMED Corporation, a New York corporation (the "Company"), of 1,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), to be issued pursuant to the CONMED Corporation 1999 Long-Term Incentive Plan (the "Plan") (the Shares being subject to adjustment as provided in the Plan), I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, I advise you that, in my opinion, the Shares have been duly authorized and when the Registration Statement has become effective under the Act and the Shares have been duly issued as provided in the Plan, the Shares will be validly issued, fully paid and nonassessable.

         In rendering the foregoing opinion, I have, with your approval, relied as to certain matters on information obtained from officers of the Company and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me are genuine, assumptions which I have not independently verified.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                               Very truly yours,

                                               /s/ DANIEL S. JONAS